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                                          USAir Group, Inc.
                                             Exhibit 11
                    Computation of Primary and Fully Diluted Earnings Per Share

                         (dollars in thousands, except per share amounts)
                                                       Years Ended December 31,
                                     -----------------------------------------------------------
                                       1994         1993         1992         1991       1990
                                       ----         ----         ----         ----       ----
Adjustments to Net Income (Loss)
Income (loss) before
  accounting change                  $(684,923)  $(349,367)  $  (600,818)  $(305,258)  $(454,448)
Preferred dividend requirement         (78,036)    (73,651)      (51,766)    (44,306)    (33,115)
                                      --------    --------    ----------    --------    --------
Net income (loss) applicable to
  common stock before accounting
  change                              (762,959)   (423,018)     (652,584)   (349,564)   (487,563)
Accounting change                            -     (43,749)     (628,098)          -           -
                                       -------     --------    ----------    --------    --------
Net income (loss) applicable to
  common stock and common stock
  equivalents used for primary
  computation                         (762,959)   (466,767)   (1,280,682)   (349,564)   (487,563)
Fully Diluted Adjustments
  Assume conversion of preferred
  stock and convertible debentures
    Preferred dividend requirement      78,036      73,651        51,766      44,306      33,115
    Reduction of interest and debt
      issue expense, net                     -           -             -           -          24
                                      --------    --------    ----------    --------    --------
      Adjusted net income (loss)
        applicable to common stock
        assuming full dilution       $(684,923)  $(393,116)  $(1,228,916)  $(305,258)  $(454,424)
                                      ========    ========    ==========    ========    ========
Adjustments to Shares Outstanding
Average number of shares of common
 stock                                  59,915      55,070        47,026      45,864      44,763
Primary Adjustments (1)
  Assume exercise of options and
    common stock equivalents                 -           -             -           -           -
      Total average number of common  --------    --------    ----------    --------    --------
        and common equivalent shares
        used for primary computation    59,915      55,070        47,026      45,864      44,763
                                      ========    ========    ==========    ========    ========
Average number of shares of common
 stock                                  59,915      55,070        47,026      45,864      44,763
Fully Diluted Adjustments (2)
  Assume exercise of options                12         517             -          12           7
  Assume conversion of preferred
    stock and debentures
      Preferred stock                   39,156      38,642        17,463      12,928       5,967
      Convertible debentures                 -           -             -           -          11
        Total average number of       --------    --------    ----------    --------    --------
          shares assumed to be
          outstanding after full
          conversion                    99,083      94,229        64,489      58,804      50,748
                                      ========    ========    ==========    ========   =========
Income (Loss) Per Common Share
Primary (1)
  Before accounting change           $  (12.73)  $   (7.68)  $    (13.88)  $   (7.62)  $  (10.89)
  Effect of accounting change                -       (0.80)       (13.35)          -           -
                                      --------    --------    ----------    --------    --------
    Primary income (loss) per
    common share                     $  (12.73)  $   (8.48)  $    (27.23)  $   (7.62)  $  (10.89)
                                      ========    ========    ==========    ========    ========
Fully diluted (2)
  Before accounting change           $   (6.91)  $   (3.71)  $     (9.32)  $   (5.19)  $   (8.95)
  Effect of accounting change                -       (0.46)        (9.74)          -           -
                                      --------    --------    ----------    --------    --------
    Fully diluted income (loss)
      per common share               $   (6.91)  $   (4.17)  $    (19.06)  $   (5.19)  $   (8.95)
                                      ========    ========    ==========    ========    ========
(1)  The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.
(2)  The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with Regulation S-K Item 601(a)(11).
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